Exhibit 99.2

Liberty Interactive Announces Extraordinary Cash Distribution on 1% Exchangeable Senior Debentures due 2043 Resulting from HSNi Special Cash Dividend

January 28, 2015

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive LLC (“Liberty Interactive”), a subsidiary of Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB), announced today that it will pay an extraordinary cash distribution to the holders of its 1% Exchangeable Senior Debentures due 2043 (the “Debentures”). This distribution is the result of the declaration by HSN, Inc. (“HSNi”) of a special cash dividend of $10.00 per share payable to HSNi shareholders of record as of February 9, 2015.  In accordance with the indenture pursuant to which the Debentures were issued (the “Indenture”), Liberty Interactive is to make the extraordinary cash distribution to holders of the Debentures on the twentieth business day after the special cash dividend is paid by HSNi.  HSNi has announced that it will pay its special cash dividend on February 19, 2015, in which case Liberty Interactive will pay its extraordinary cash distribution on March 19, 2015 to holders of the Debentures as of a special record date of March 5, 2015.  The extraordinary cash distribution will be $134.5800 per Debenture, for a total payment of $53,832,000.00 to holders of the Debentures.

In accordance with the Indenture, the principal amount of the Debentures is to be reduced by the amount of any extraordinary cash distribution that we pay on the Debentures. In addition, the adjusted principal amount is to be further reduced on each successive semi-annual interest payment date to the extent necessary to cause the semi-annual interest payment on that date to represent the payment by Liberty Interactive, in arrears, of an annualized yield of 1.0% of the adjusted principal amount of the Debentures. In no event will the reductions to the principal amount of the Debentures affect the amount of the semi-annual interest payments received by holders of the Debentures, which will continue to be a rate of interest equal to 1.0% per annum of the original principal amount of the debentures.

Immediately following the payment by Liberty Interactive of the extraordinary cash distribution attributable to HSNi’s payment of its special cash dividend, the adjusted principal amount of the Debentures will be $865.42 per $1,000 original principal amount, and the aggregate outstanding adjusted principal amount of the Debentures will be $346,168,000.00.

About Liberty Interactive LLC

Liberty Interactive LLC is a wholly owned subsidiary of Liberty Interactive Corporation.  Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups:  the QVC Group and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Backcountry.com, Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable, Lending Tree, Interval Leisure Group and FTD.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Liberty Interactive’s anticipated payment of an extraordinary cash distribution on the Debentures as a result of HSNi’s announcement of its payment on February 19, 2015 of a special cash dividend of $10.00 per share.  These forward-looking statements involve risks and uncertainties, including, without limitation, the risk that HSNi will not pay its special cash dividend on February 19, 2015 or at all.  Under the Indenture relating to the Debentures, Liberty Interactive is required to make the extraordinary cash distribution referred to in this press release only if HSNi first pays the special cash dividend, such extraordinary cash distribution to be paid as of the 20th business day after payment of the special cash dividend by HSNi.

Liberty Interactive
Courtnee Ulrich, 720-875-5420